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                                                                    Exhibit 10.7

                        Millennium America Holdings Inc.
                               230 Half Mile Road
                           Red Bank, New Jersey 07701
                                 (732) 933-5000

                                                              September 30, 2002

William M. Landuyt
140 Ocean Ave.
Monmouth Beach, NJ 07750

Dear Bill:

1. Introduction. Millennium America Holdings Inc. (the "Company") believes that the maintenance of a sound and vital management of the Company and of Millennium Chemicals Inc., which is the ultimate parent corporation of the Company ("Millennium"), is essential to the protection and enhancement of the interests of the Company and Millennium and their stockholders. The Company also recognizes that the possibility of a Change in Control (as defined in Part II of Exhibit A) of Millennium, with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company, Millennium and their shareholders. In light of the possibility of a Change in Control of Millennium, the Company has determined that it is appropriate to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication. Accordingly, upon your written acceptance of the terms and conditions of this agreement (the "Agreement") evidenced by signing below, the Company intends to provide you the protections set forth herein as of the date first set forth above (the "Effective Date"). Capitalized terms not defined in the body of this Agreement shall have the meanings set forth in Exhibit A hereto, which is incorporated herein and made a part of this Agreement. This Agreement shall replace the prior agreement regarding a change in control of Millennium and the Company dated July 24, 1998, by and between you and the Company, and said prior agreement is hereby rendered null and void and shall no longer have any force and effect.

2. Termination Following a Change in Control. If a Change in Control occurs on or after the Effective Date and your employment is terminated during the Post Change in Control Period (i) by the Company without Cause or due to your Disability, (ii) by you for Good Reason or, subject to Section 3 below, without Good Reason, (iii) due to your death or (iv) due to your Retirement, then you shall be entitled to the amounts and benefits provided in Section 4 herein. Furthermore, if a Change in Control occurs on or after the Effective Date and your employment was terminated within the Pre Change in Control Period (i) by the Company without Cause or due to your Disability, (ii) by you for Good Reason (based on an event that occurred within the Pre Change in Control Period), or
(iii) due to your death, you shall be entitled to the amounts and benefits provided in Section 4 herein.


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3. Direct Pay Letter of Credit. Notwithstanding anything else herein, your right to voluntarily terminate employment without Good Reason after the date of a Change in Control and receive the amounts due under Section 4 hereof shall be delayed until one-hundred and eighty (180) days after the Change in Control if, simultaneous with the Change in Control, the Company or the person or entity triggering the Change in Control delivers to you an irrevocable direct pay letter of credit (the "Direct Pay Letter of Credit") satisfying the requirements of this Section 3 and an indemnity agreement covering in a similar manner the provisions of Section 6 with regard to activities after the Change in Control. The Direct Pay Letter of Credit shall be in an amount equal to the aggregate amount you would be entitled to receive under Sections 4(A)(i) and (ii) hereof if you were terminated without Cause immediately upon the Change in Control and shall have an expiration date of no less than two (2) years after the date of such Change in Control. You (or, if applicable, your legal representative) shall be entitled to draw on the Direct Pay Letter of Credit upon presentation to the issuing bank of a demand for payment signed by you (or, if applicable, your legal representative) that states that (i) a Good Reason event has occurred and your employment has terminated during the Post Change in Control Period, or (ii) one-hundred and eighty (180) days have expired since the Change in Control and your employment has terminated during the Post Change in Control Period. There shall be no other requirements (including no requirement that you first make demand upon the Company) with regard to payment of the Direct Pay Letter of Credit. To the extent the Direct Pay Letter of Credit is not adequate to cover the amount owed to you under this Agreement, is not submitted by you or is not paid by the issuing bank, the Company shall remain liable to you for any amounts owed to you pursuant to the terms of this Agreement. To the extent any amount is paid under the Direct Pay Letter of Credit it shall be a credit against any amount the Company then or thereafter would owe to you under Section 4 of this Agreement. The Direct Pay Letter of Credit shall be issued by a national money center bank with a rating of at least A by Standard and Poor's. The Company shall bear the cost of the Direct Pay Letter of Credit.

4. Compensation on Change in Control Termination. If pursuant to Section 2 you are entitled to amounts and benefits under this Section 4, the Company shall, subject to Section 8, pay and provide to you:

     (A) in a lump sum within five (5) days after such termination (or, if such termination occurred during the Pre Change in Control Period, within five
     (5) days after the Change in Control) the sum of:

          (i) three (3) times your highest annual base salary in effect within one-hundred and eighty (180) days prior to the Change in Control, computed by including the amount of base salary deferred by you (voluntarily or otherwise pursuant to the Millennium Chemicals Inc. Salary and Bonus Deferral Plan (the "Deferral Plan"), the Millennium Savings and Investment Plan (the "SIP"), the Millennium Chemicals Inc. Supplemental Savings and Investment Plan (the "SSIP") or any other agreement or plan that is or may


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          have been in effect at the time of such deferral) as part of the base salary for the year in which it was accrued,

          (ii) three (3) times the highest annual bonus paid or payable to you with respect to any of the last three (3) completed fiscal years by the Company or its predecessors or any affiliate of the Company or its predecessors (which shall include any annual bonus payable under the Millennium Chemicals Inc. Annual Performance Incentive Plan or the Millennium Chemicals Inc. Omnibus Incentive Compensation Plan (the "Omnibus Plan"), but in no event shall include amounts contributed or allocated by the Company (or its predecessors or affiliates thereof) on your behalf or paid to you under any supplemental executive bonus plan or portion thereof applicable to you (including, without limitation, the 1993 or 1996 HI Long Term Incentive Plans, the Millennium Chemicals Inc. Executive Long Term Incentive Plan (or awards payable under the Omnibus Plan with reference to such plan or that are similar to awards under such plan), the Millennium Chemicals Inc. Long Term Incentive Plan (or awards payable under the Omnibus Plan with reference to such plan or that are similar to awards under such plan) or any other plan commonly referred to by the Company as a "top-hat" plan or any long-term incentive compensation, stock option or restricted stock offered under the Omnibus Plan or any other plan such as the Millennium Chemicals Inc. Long Term Stock Incentive
          Plan)), computed by including the amount of any annual bonus deferred by you (voluntarily or otherwise pursuant to the Deferral Plan, SIP, SSIP or any other agreement or plan that is or may have been in effect at the time of such deferral) as part of the annual bonus for the year in which it was accrued,

          (iii) any unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and

          (iv) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to you but not yet paid plus (y) any and all amounts payable to you (to the extent not otherwise paid) under the terms of the Omnibus Plan or any other incentive bonus plan applicable to you as if the termination of your employment had occurred due to your Retirement (provided that if the amount of such payment can not be calculated within five days of the Change in Control, such amount can be paid to you within five days of the earliest date such amount can be calculated, but no later than the date provided under the terms of such plan for payments as a result of Retirements), and (z) the Threshold Bonus Amount, as defined below,


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     (B) any other amounts or benefits due under the then applicable employee benefit, equity or incentive plans of the Company applicable to you as shall be determined and paid in accordance with such plans;

     (C) the benefit to which you are entitled under either clause (i) or (ii), below, whichever is greater:

          (i) any defined benefit type qualified and nonqualified pension plan or arrangement of the Company and its affiliates applicable to you; and

          (ii) the Millennium Chemicals Inc. 2003 Supplemental Executive Retirement Plan (the "2003 SERP"), together with any defined benefit type qualified pension plan or arrangement of the Company and its affiliates applicable to you, in each case after immediately vesting your benefits under the 2003 SERP or other nonqualified pension plan or arrangement (disregarding the vesting requirements in such plans or arrangements), and after adding three (3) years of additional age, service and compensation credit (using, for such purposes, the base salary and (to the extent applicable) annual bonus calculated under Sections 4(A)(i) and (ii), respectively, as your deemed compensation in such years) for pension purposes under such plans or arrangements, measured from the date of termination of employment and not credited to the extent that you are otherwise entitled to such credit during such three (3) year period, which payments shall be made through and in accordance with the terms of such nonqualified defined benefit pension plans or arrangements if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors applicable for lump sum calculations then applying in the Company's or its affiliate's defined benefit plan covering you based on your actual age on the date of your termination of employment, except to the extent otherwise provided in any such plan);

     (D) an amount equal to the maximum amount which would be contributed by the Company to your account balance(s) (as Company matching contribution) under the SIP, SSIP, or other qualified 401(k) plan or nonqualified excess 401(k) plan, assuming you deferred the maximum amount and you continued employment for three (3) years after the date of termination of employment at the base salary and, to the extent applicable, the annual bonus calculated under Sections 4(A)(i) and (ii), respectively, to the extent not otherwise contributed to such plans, payable in a lump sum at the same time payment is made under Section 4(A) hereof;

     (E) payment by the Company of the premiums for you (except in the case of your death) and your dependents' health coverage for three (3) years from the date of termination of your employment under the Company's health plans which cover the senior executives of the Company or materially similar benefits (to the extent not otherwise provided), provided that in the case of termination within one hundred eighty (180) days prior to a Change in Control, the obligations under this subpart (E)


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     shall only exist to the extent that you or your dependents, as the case may be, had timely elected or timely elect COBRA coverage which continued at the time of the Change in Control and the obligation with regard to the period prior to the Change in Control shall be limited to reimbursement of the COBRA premiums previously paid or due for such periods, and

     (F) three (3) years of financial planning and tax preparation services on terms substantially similar to the services that are offered to you on the date hereof (or the economic equivalent thereof).

In calculating the amount of annual bonus "paid or payable" to you for the purposes of Section 4(A)(ii) hereof with respect to a particular year under the Millennium Chemicals Inc. Annual Performance Incentive Plan, the Omnibus Plan or any similar plan, if any amount would have been paid or payable to you with respect to such year and was not paid to you due to a limitation in such plan (or in your award under such plan) based on meeting a threshold, then the full amount that would have been paid or payable to you, without taking into effect such limitation, shall be deemed to be the bonus "paid or payable" to you under such plan with respect to such year for the purpose of calculating the amount of such bonus under Section 4(A)(ii) hereof. Such amount shall be referred to herein as the "Threshold Bonus Amount." Any amendment or termination of benefits, equity or incentive plans or policies within one-hundred and eighty
(180) days prior to, or after, a Change in Control that is detrimental to you shall be ignored with respect to (A), (B), (C), (D) and (E) above. Payments under (E) above may, at the discretion of the Company, be made by continuing your participation in the plan as a terminee, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment. The provision of benefits to you and your dependents under (E) above shall not adversely affect your eligibility, or your dependents' eligibility, to receive the retiree medical benefits that you would have been entitled to receive on the date of your termination and you shall be deemed to have reached at least age 50 and to have three (3) years of additional service credit for purposes of determining your eligibility for retiree medial benefits. Section 6 hereof shall also continue to apply in all instances.

5. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to you (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of a change in ownership of Millennium covered by Code
Section 280G(b)(2), but not including the payment provided for in this Section 5 (collectively, the "Covered Payments"), is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or


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any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties thereon, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to you an additional amount (the "Tax Reimbursement Payment") such that after payment by you of all taxes (including, without limitation, any payroll tax, any income tax, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), you retain an amount of the Tax Reimbursement Payment equal to the sum of

          (i) the amount of the Excise Tax imposed upon the Covered Payments, and

          (ii) without duplication, an amount equal to the product of

               (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in your adjusted gross income, and

               (B) the highest applicable marginal rates of federal, state or local income tax for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 5 is that after paying your federal, state and local income tax and any payroll taxes with respect to the Tax Reimbursement Payment, you will be in the same position as if you were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 5 and this Section 5 shall be interpreted accordingly.

     (b) Except as otherwise provided in Section 5(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to you) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and you) (the "Accountant"), deliver a written opinion to you, reasonably satisfactory to your legal counsel, that you have a reasonable basis to claim that the Covered Payments (in whole or in part)

               (A) do not constitute "parachute payments",

               (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or


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               (C) such "parachute payments" are otherwise not subject to such
Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and

          (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

     (c) For purposes of determining the amount of the Tax Reimbursement Payment, you shall be deemed:

          (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

          (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those which would be disallowed due to the inclusion of the Tax Reimbursement Payment in your adjusted gross income.

     (d) (i) (A) In the event that prior to the time you have filed any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, you shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by you, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

               (B) In the event that a determination described in (A) above is made by the Accountant after the filing by you of any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, you shall file at the request of the Company amended tax returns in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment otherwise payable to the Company shall be required to be refunded to the Company until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion (less any tax you must pay on such interest and which you are unable to deduct as a result of payment of the refund).


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               (C) In the event you receive a refund pursuant to (B) above and repay such amount to the Company, you shall thereafter file for any refunds or credits that may be due to you by reason of the repayments to the Company. You and the Company shall mutually reasonably agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if your claim for such refund or credit is denied.

          (ii) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

          (iii) In the event of any controversy between you and the Internal Revenue Service (or other taxing authority) that relates to the payment provided for under this Section 5, subject to the second sentence of subpart (i)(C) above, you shall permit the Company to control issues related to this Section 5 (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues that you may have with the Internal Revenue Service (or other taxing authority). In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues that you may have with the Internal Revenue Service (or other taxing authority). In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

          (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 5 (other than by mutual agreement) or, if not required, agreed to by the Company and you, you shall cooperate fully with the Company, and the Company shall bear the expense for the preparation of any such filing or amended tax return, provided that the foregoing shall not apply to actions that are provided herein to be at your sole discretion.

     (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay you the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by you, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. In accordance with Section


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15, the Company may withhold from the Tax Reimbursement Payment and deposit with the applicable taxing authorities such amounts as they are required to withhold by applicable law. To the extent that you are required to pay estimated or other taxes on amounts received by you beyond any withheld amounts, you shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

     (f) The Company shall be responsible for all charges of the Accountant and, if Section 5(e) is applicable, the reasonable charges for the opinion given by your counsel.

     (g) You and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 5 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 5(d)(i)(C) hereof.

6. Indemnification. (a) The Company and Millennium, jointly and severally, agree that if you are made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director or officer of the Company or Millennium or their predecessors, and/or any other affiliate of any of such companies, or are or were serving at the request of any of such companies or affiliates as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, you shall be indemnified and held harmless by the Company and Millennium to the fullest extent authorized by Delaware law (or, if different, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be an officer, director, member, fiduciary or agent, or are no longer employed by the Company, and shall inure to the benefit of your heirs, executors and administrators.

     (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys' fees, reasonable accountants' fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

     (c) Expenses incurred by you in connection with any Proceeding shall be paid by the Company and Millennium in advance upon your request and the giving by you of any undertakings required by applicable law.


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     (d) You shall give the Company and Millennium prompt notice of any claim made against you for which indemnity will or could be sought under this Agreement. In addition, you shall give the Company and Millennium such information and cooperation as it may reasonably require and as shall be within your power and at such times and places as are reasonably convenient for you.

     (e) With respect to any Proceeding as to which you notify the Company and Millennium of the commencement thereof:

          (i) the Company will be entitled to participate therein at its own expense; and

          (ii) except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof. You also shall have the right to employ your own counsel in such Proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

     (f) The Company and Millennium shall not be liable to indemnify you under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. Neither the Company nor Millennium shall settle any Proceeding in any manner which would impose any penalty or limitation on you without your written consent. Neither the Company, Millennium nor you will unreasonably withhold or delay their consent to any proposed settlement.

     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 6 shall not be exclusive of any other right which you may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the company, agreement, vote of stockholders or disinterested directors or otherwise.

     (h) The Company and Millennium agree to maintain or cause to be maintained Officer and Director liability insurance policies covering you and shall maintain at all times following the Effective Date and during your term of employment with the Company and/or Millennium coverage under such policies in the aggregate with regard to all officers and directors, including you, of an amount not less than $50 million. The Company and Millennium shall maintain or cause to be maintained for a six (6) year period commencing on the date you cease to be both an employee or director of such entity or any of its affiliates, Officer and Director liability insurance coverage for events occurring during the period you were an employee or director of any such entity or any of its affiliates in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by the entity as shall be maintained for active officers and directors.

7. Legal Fees. In the event that a claim for payment or benefits under this Agreement or any other plan or agreement of the Company or its affiliates is disputed as a result of


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events which occurred on or after a Change in Control, or during the Pre Change in Control Period, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by you in pursuing such claim, unless the claim by you is found to be frivolous by any court or arbitrator.

8. No Duty to Mitigate/Set-off. The Company agrees that if your employment with the Company is terminated during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you. The amounts due under
Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

9. Term. This Agreement shall be for a term (the "Term") commencing on the Effective Date and terminating on the Termination Date as defined herein, provided that if a Change in Control has taken place prior to the Termination Date, this Agreement shall continue in full force and effect during the Change in Control Protection Period and further provided that the payment and other obligations hereunder shall survive such termination to the extent a Change in Control has occurred during the Term, and in any event, the obligations under
Section 6 hereof shall survive the end of the Term with regard to matters occurring during the Term (even if a claim is made after the Term). The Termination Date shall initially be September 30, 2003 and shall automatically be extended for successive one (1) year periods as of September 30, 2003 and as of each anniversary of the Termination Date, unless notice is given in writing to you by the Company at least 180 days prior to September 30, 2003, or any such anniversary of the Termination Date, of its intention to not extend the Termination Date.

10. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall inure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder, for periods prior to such assignment, but shall relieve the Company from liability for periods after such assignment. Reference to the Company herein shall also include any successor to the Company. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives, estate trustees, or administrators of your estate. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you.

11. Communications. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

               (i) If to the Company or Millennium, to such entity at:

                   230 Half Mile Road
                   Red Bank, New Jersey 07701
                   Attention: William M. Landuyt
                              Chairman and Chief Executive Officer

               (ii) If to you, to the last
                    shown address on the books of
                    the Company or Millennium.

Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit (in the form of registered or certified mail, return receipt requested, postage prepaid) in the United States postal system. Any party may by notice designate another address or person for receipt of notices hereunder.

12. Not an Agreement of Employment. This is not an agreement assuring employment and the Company reserves the right to terminate your employment at any time with or without Cause, subject to the payment provisions hereof if such termination is during the Change in Control Protection Period. You acknowledge that you are aware that you shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. The foregoing shall not affect your rights under any other agreement with the Company.

13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Company Board (as defined in Part III of Exhibit A). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes any prior agreements between the Company and you. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws. For the avoidance of doubt, the Company and you concur that the formation of Equistar Chemicals, LP ("Equistar") and the contribution of assets by Millennium Petrochemicals Inc. to Equistar on December 1, 1997, does not constitute a Change in Control under this Agreement or any other agreement or plan of Millennium and its affiliates affecting you (including any stock option agreement or restricted stock agreement with Millennium). In addition, (i) the sale or disposition of all or any part of Millennium's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall not be deemed to constitute a Change in Control under this Agreement or any other agreement or plan affecting you, and (ii) if Millennium sells or disposes of all or any part of Millennium's interests in Equistar indirectly (either through the sale or other disposition of any entity that owns, directly or indirectly, all or any part of Millennium's interests in Equistar, or otherwise), then the sale or disposition of Millennium's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall be ignored and disregarded in determining whether any such Change in Control has occurred either under this Agreement or under any other agreement or plan of Millennium or its affiliates affecting you. By way of illustration, if an indirect subsidiary of Millennium that owns Millennium's interests in Equistar together with certain other assets is sold, then, in determining whether a Change in Control has occurred, all relevant determinations shall be made pursuant to the assumption that (y) such subsidiary owns only such other assets, and (z) neither such subsidiary nor Millennium owns, either directly or indirectly, the interests in Equistar.

14. Independent Representation. You acknowledge that you have been advised by the Company to have the Agreement reviewed by independent counsel and you have been given the opportunity to do so.

15. Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

                                           Very truly yours,
                                           MILLENNIUM AMERICA HOLDINGS INC.


                                           By:
                                               ---------------------------------
                                               Robert E. Lee
                                               Executive Vice President - Growth
                                               & Development

Agreed and Accepted as of the date first written above.

MILLENNIUM CHEMICALS INC.

(for purposes of Section 6 only)


By:
    ---------------------------------                 --------------------------
    Robert E. Lee                                     William M. Landuyt
    Executive Vice President - Growth
    & Development

                                    EXHIBIT A
Part I - Cause

1. Subject to compliance with the notification provisions in this Exhibit A, this Agreement shall not prevent the termination of your employment by the Company for Cause. A termination for Cause means a termination by the Company effected by a written notice of termination for Cause. For purposes of this Agreement, the term "Cause" shall be limited to your: (i) willful misconduct with regard to the Company or its affiliates or their businesses which has a material adverse effect on the Company and its affiliates taken as a whole; (ii) refusal to follow the proper written direction of the Company Board provided that the foregoing refusal shall not be "Cause" if in good faith you believe that such direction is illegal, unethical or immoral and you promptly so notify the applicable Company Board; (iii) conviction of a felony (other than a felony involving a motor vehicle) and either (x) exhausting all appeals without a reversal of the conviction or (y) commencing a term of incarceration in a house of detention; (iv) breach of any fiduciary duty owed to the Company or its affiliates which has a material adverse effect on the Company and its affiliates taken as a whole; or (v) your material fraud with regard to the Company or any of its affiliates.

2. A notice of termination for Cause shall mean a notice that shall set forth in reasonable detail the specific basis, facts and circumstances which provide for a basis for termination for Cause and shall include a copy of a resolution duly adopted by at least two-thirds of the directors of the applicable Company at a meeting which was called for the purpose of considering such termination and which you and your representative had the right to attend and address, finding that, in the good faith opinion of the applicable board, you engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the notice of termination.

3. Notwithstanding anything to the contrary contained in this Agreement, if any purported termination for Cause within the Change in Control Protection Period that occurs on or after the Effective Date is held by a court not to have been based on the grounds set forth in this Agreement, or not to have followed the procedures set forth in this Agreement, such purported termination for Cause shall be deemed a termination by the Company without Cause and you shall be entitled to the amounts and benefits provided in Section 4 to the extent, if any, applicable.

Part II - Change in Control

1. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than Millennium, any trustee or other fiduciary holding securities under any employee benefit plan of Millennium or any company owned, directly or indirectly, by the stockholders of Millennium in substantially the same proportions as their ownership of Common Stock of Millennium), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Millennium representing twenty-five percent (25%) or more of the combined voting power of Millennium's then outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to October 1, 1996), individuals who at the beginning of such period constitute the Board of Directors of Millennium, and any new director (other than a director designated by a person who has entered into an agreement with Millennium to effect a transaction described in clause
(i), (iii), or (iv) of this paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of Millennium) whose election by the Board of Directors of Millennium or nomination for election by Millennium's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Millennium; (iii) the merger or consolidation of Millennium with any other corporation, other than a merger or consolidation which would result in the voting securities of Millennium outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Millennium or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Millennium (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than twenty-five percent (25%) of the combined voting power of Millennium's then outstanding securities shall not constitute a Change in Control of Millennium; or (iv) approval by the stockholders of Millennium of a plan of complete liquidation of Millennium or the closing of the sale or disposition by Millennium of all or substantially all of Millennium's assets other than the sale or disposition of all or substantially all of the assets of Millennium to one or more Subsidiaries (as defined below) of Millennium or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of Millennium at the time of the sale or disposition; provided, however, (y) the sale or disposition of all or any part of Millennium's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall not be deemed to constitute a Change in Control, and (z) if Millennium sells or disposes of all or any part of Millennium's interests in Equistar indirectly (either through the sale or other disposition of any entity that owns, directly or indirectly, all or any part of

Millennium's interests in Equistar, or otherwise), then the sale or disposition of Millennium's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall be ignored and disregarded in determining whether any such Change in Control has occurred. By way of illustration, if an indirect subsidiary of Millennium that owns Millennium's interests in Equistar together with certain other assets is sold, then, in determining whether a Change in Control has occurred, all relevant determinations shall be made pursuant to the assumption that (y) such subsidiary owns only such other assets, and (z) neither such subsidiary nor Millennium owns, either directly or indirectly, the interests in Equistar. "Subsidiary" shall have the meaning set forth in Section 424 of the Code and the term shall also include any partnership, limited liability company or other business entity if Millennium owns, directly or indirectly, securities or other ownership interests representing at least fifty percent (50%) of the ordinary voting power or equity or capital interests of such entity. Only one (1) Change in Control may occur under this Agreement.

2. Change in Control Protection Period. For purposes of this Agreement, the term "Change in Control Protection Period" shall mean the Pre Change in Control Period and the Post Change in Control Period as defined below.

3. Pre Change in Control Period. For purposes of this Agreement, Pre Change in Control Period shall mean the one-hundred and eighty (180) day period prior to the date of a Change in Control that occurs on or after the Effective Date.

4. Post Change in Control Period. For purposes of this Agreement, Post Change in Control Period shall mean the period commencing on the date of a Change in Control that occurs on or after the Effective Date and ending the day immediately prior to the second anniversary of the Change in Control.

Part III - Company Board

     For purposes of this Agreement, the term "Company Board" shall be deemed to refer to the Board of Directors of the Company and Millennium.

Part IV - Disability

     For purposes of this Agreement, the term "Disability" shall mean your inability to perform your material duties and responsibilities hereunder due to the same or related physical or mental reasons for more than one hundred eighty
(180) consecutive days in any twelve (12) consecutive month period. A termination for Disability shall be deemed to occur when you are terminated by the Company by written notice after you incur a Disability and while you remain disabled.

Part V - Good Reason

1. For purposes of this Agreement, a termination for "Good Reason" shall mean a termination by you effected by a written notice of termination for Good Reason given within ninety (90) days after the occurrence of the Good Reason event. Subject to subsection 3 below, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of (i) any material diminution of your positions, duties or responsibilities with the Company from the highest position held within the Pre Change in Control Period (except in each case in connection with the termination of your employment for Cause, Disability or as a result of your death, or in the case of a material diminution of duties or responsibilities, temporarily as a result of your illness or other absence) or the assignment to you of duties or responsibilities that are inconsistent with your aforementioned highest position; (ii) your removal from, or the nonreelection to, your positions as an officer with the Company or Millennium held during the Pre Change in Control Period; (iii) a relocation of the principal United States executive offices of Millennium or the Company to a location more than twenty-five (25) miles from where they are one hundred and eighty (180) days prior to the Change in Control, or a relocation by the Company of your principal office away from such principal United States executive offices; (iv) a failure by the Company or Millennium (A) to continue any bonus plan, program or arrangement in which you were entitled to participate during the Pre Change in Control Period (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification or (y) if plans providing you with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue you as a participant in the Bonus Plans or Substitute Plans on not less than the same maximum level of award and not more than the same level of difficulty for achievability thereof as was applicable to you immediately prior to any change in such plans, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company or Millennium of any provision of this Agreement; (vi) if on the Company Board during the Pre Change in Control Period, your removal from or failure to be reelected to the Company Board; (vii) a reduction by the Company of your rate of annual base salary to a level below your highest rate of base salary within one-hundred and eighty (180) days prior to the Change in Control; or (viii) failure of any successor of the Company to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder.

2. A notice of termination for Good Reason shall indicate the specific basis for termination relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for Good Reason. The failure by you to set forth in the notice of termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. The notice of termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

3. In the event that a Direct Pay Letter of Credit is delivered in accordance with Section 3 of this Agreement at the time of a Change in Control, the definition of Good Reason shall not include the events set forth in subsections 1(i), (ii) and (vi) above so long as during such period you are maintained in a senior advisory capacity (without any line or other staff responsibilities) to assist in the orderly transition to new management.

Part VI - Retirement

     For purposes of this Agreement, the term "Retirement" shall mean your retirement by the Company at or after your sixty-fifth (65th) birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.